Exhibit 15(pp)

                                     FORM OF
                          DISTRIBUTION AND SERVICE PLAN
                      FIDELITY ADVISOR DIVIDEND GROWTH FUND
                                 Class B Shares


         1. This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") for Class B shares of Fidelity Advisor Dividend Growth Fund ("Class B"), a class of shares of Fidelity Advisor Dividend Growth Fund (the "Fund"), a series of Fidelity Advisor Series I (the "Trust").

         2. The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Corporation (the "Distributor") under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of the Fund's shares of beneficial interest (the "Shares"). Such efforts may include, but neither are required to include nor are limited to, the following: (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising; (2) preparation, printing and distribution of sales literature; (3) preparation, printing and distribution of prospectuses of the Fund and reports to recipients other than existing shareholders of the Fund; (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable; (5) making payments to securities dealers and others engaged in the sale of Shares or in shareholder support services ("Investment Professionals"); and (6) providing training, marketing and support to Investment Professionals with respect to the sale of Shares.

         3. In accordance with such terms as the Trustees may, from time to time establish, and in conjunction with its services under the General Distribution Agreement with respect to Class B Shares, the Distributor is hereby expressly authorized to make payments to Investment Professionals in connection with the sale of Class B Shares. Such payments may be paid as a percentage of the dollar amount of purchases of Class B Shares attributable to a particular Investment Professional, or may take such other form as may be approved by the Trustees.

         4. In consideration of the services provided and the expenses incurred by the Distributor pursuant to the General Distribution Agreement and paragraphs 2 and 3 hereof, all with respect to Class B Shares:

         (a) Class B shall pay to the Distributor a monthly distribution fee at the annual rate of 0.75% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of Class B throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund's then current Prospectus for the determination of the net asset value of Class B Shares, but shall exclude assets attributable to any other class of Shares of the Fund. The Distributor may, but shall not be required to, use all or any portion of the distribution fee received pursuant to the Plan to compensate Investment Professionals who have engaged in the sale of Class B Shares or in shareholder support services with respect to Class B Shares


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pursuant  to  agreements  with the  Distributor,  or to pay any of the  expenses associated with other activities authorized under paragraphs 2 and 3 hereof; and

         (b) In addition, the Plan recognizes that the Distributor may, in accordance with such terms as the Trustees may from time to time establish, receive all or a portion of any sales charges, including contingent deferred sales charges, which may be imposed upon the sale or redemption of Class B Shares.

         5. Separate from any payments made as described in paragraph 4 hereof, Class B shall also pay to the Distributor a service fee at the annual rate of 0.25% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of Class B throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund's then current Prospectus for the determination of the net asset value of Class B Shares, but shall exclude assets attributable to any other class of Shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of such service fees to compensate Investment Professionals for personal service and/or the maintenance of shareholder accounts, or for other services for which "service fees" lawfully may be paid in accordance with applicable rules and regulations.

         6. The Fund presently pays, and will continue to pay, a management fee to Fidelity Management & Research Company (the "Adviser") pursuant to a management agreement between the Fund and the Adviser (the "Management
Contract"). It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Class B Shares, including the activities referred to in paragraphs 2 and 3 hereof. To the extent that the payment of management fees by the Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class B Shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

         7. This Plan shall become effective upon the approval by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

         8. This Plan shall, unless terminated as hereinafter provided, remain in effect until April 30, 1999, and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the fees provided for in paragraphs 4 and 5 hereof or any amendment of the Management Contract to increase the amount to be paid by the Fund thereunder shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class B, in the case of this Plan, or upon approval by a vote of the majority of


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the  outstanding  voting  securities of the Fund, in the case of the  Management
Contract, and (b) any material amendment of this Plan shall be effective only upon approval in the manner provided in the first sentence of this paragraph 8.

         9. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of Class B.

         10. During the existence of this Plan, the Trust shall require the Adviser and/or the Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class B Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

         11. This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class B Shares.

         12. Consistent with the limitation of shareholder liability as set forth in the Trust's Declaration of Trust, any obligation assumed by Class B pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Class B and its assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, series of the Trust or class of such series.

         13. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.










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